Exhibit 4.56

Chen Liang

and

GDS (Shanghai) Investment Co., Ltd.

__________________________________________

with regards to

Shanghai Xinwan Enterprise Management Co., Ltd.

Equity Pledge Agreement

__________________________________________

Date: December 16, 2019

Equity Pledge Agreement

This Equity Pledge Agreement (the “Agreement”) is entered into by and between the following parties on December 16, 2019 in Shanghai, PRC:

Party A: Chen Liang (hereinafter referred to as the “Pledger”)

Address: Room 501, No.5, 1006 Lane, Deping Road, Pudong New District, Shanghai

ID:

Party B: GDS (Shanghai) Investment Co., Ltd. (hereinafter referred to as the “Pledgee”)

Registered Address: Room 1046A, 55 Xili Road, China (Shanghai) Pilot Free Trade Zone, China

Legal Representative: Huang Wei

Whereas:

(1)       The Pledger is the registered shareholder of Shanghai Xinwan Enterprise Management Co., Ltd. (with registered address at Room 207, 2rd Floor, Building 2, 255 Meisheng Road, China (Shanghai) Pilot Free Trade Zone, China, hereinafter referred to as the “Company”), holding 20% of the equity interests of the Company (with a total capital contribution of RMB 200,000, hereinafter referred to as “Company's Equity Interest”). On the execution date of this Agreement, the capital contribution and proportion of shares of the Pledgers in the Company’s registered capital are as shown in Exhibit 1 of this Agreement.

(2)       The Pledger has entered into a Loan Agreement with the Pledgee on December 16, 2019 (the “Loan Agreement”) to borrow a loan of RMB 200,000 (the “Loan”) to expand the Company's business.

(3)       The Pledger has entered into an Exclusive Call Option Agreement (the “Call Option Agreement”), a Shareholder Voting Proxy Agreement (the “Voting Proxy Agreement”), an Exclusive Technology License and Service Agreement (the “Service Agreement”) and an Intellectual Property Rights License Agreement (the “License Agreement”) with the Pledgee and the Company on December 16, 2019.

(4)       The Pledger agrees to pledge all its equity shares in the Company as security to the Pledgee for the purpose of guaranteeing the performance of the Contractual Obligations (as defined below) of the Pledger and the Company and the discharge of the Secured Debts (as defined below) under this Agreement, to which the Pledgee shall have first priority.

Now, therefore, the parties agree as follows through negotiation:

Article 1 Terms and Definitions

1.1         Unless otherwise specified or in cases where the context demands a different interpretation, the terms used in this Agreement shall have the following meanings:

“Contractual Obligations”:

means all contractual obligations of the Pledger under the Transaction Agreements (as defined below) and this Agreement, and all contractual obligations of the Company under the Call Option Agreement, the Voting Proxy Agreement, the Service Agreement and the License Agreement.

“Secured Debts”:

means all direct, indirect and derivative losses and losses of anticipated profits, suffered by the Pledgee, incurred as a result of any Event of Default by the Pledger and/or the Company, and all expenses occurred in connection with enforcement by the Pledgee of the Pledger’ and/or the Company's Contractual Obligations. The Pledger’s amount of pledge (i.e. the secured amount) is RMB 200,000.

“Transaction Agreements”:	means the Loan Agreement, the Call Option Agreement and the Voting Proxy Agreement.

“Event of Default”:

means any of the following event: (i) any breach by the Pledger of the contractual obligations under the Loan Agreement, the Call Option Agreement, the Voting Proxy Agreement or this Agreement; (ii) any breach by the Company of any obligations under the Call Option Agreement, the Voting Proxy Agreement, the Service Agreement and the License Agreement; or (iii) the License Agreement, the Service Agreement and/or any of the Transaction Agreements becomes invalid or unenforceable due to change of PRC Law, promulgation of a new PRC Law or any other reasons, and Pledgee is unable to provide for an alternative arrangement to effectuate the purpose under the Transaction Agreements.

“Pledged Equity”:

means all Company’s Equity Interest lawfully owned by the Pledger on the effective date of the Agreement and to be pledged to the Pledgee for the purpose of guaranteeing the performance of the Contractual Obligations by the Pledger and the Company in accordance with this Agreement. The total amount of the pledged equity from the Pledger is RMB 200,000 per 200,000 shares, plus the increased capital and dividends under Articles 2.6 and 2.7 of this Agreement.

“PRC”:	means, for the purpose of this Agreement, the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

“PRC Law”:

means the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding legal documents of the People's Republic of China that are in force at the time.

“Equity Pledge”	has the same meaning as the one stipulated in Article 2.2 of this Agreement.

“Said Party’s Rights”	has the same meaning as the one stipulated in Article 12.6 of this Agreement.

“Power of Attorney”	has the same meaning as the one stipulated in Article 12.11 of this Agreement.

1.2          Any citation of any PRC law in this Agreement shall be deemed to:

(1)     simultaneously include the citation of the content of the amendments, adjustments, complements and revisions of PRC law regardless of whether the effective date is before or after the conclusion of this Agreement; and

(2)     simultaneously include the citation of other decisions, notices and rules made or taking effect pursuant to the PRC Law.

1.3         Unless otherwise stipulated in the context of this Agreement, Article, Section, Paragraph and Subparagraph referred to in this Agreement shall mean relevant content in this Agreement.

Article 2 Equity Pledge

2.1         The Pledger hereby agrees to pledge to Pledgee the Pledged Equity, which it lawfully owns and has the right of disposal, as the Pledgee's interest in the

Transaction Agreements, and as the guarantee for the performance of the Contractual Obligations and the discharge of the Secured Debts. Subject to other provisions of this Agreement, the Pledger’s respective Pledged Equity and Secured Debts are as follows:

Pledger	Pledged Equity	Secured Debts
Chen Liang	RMB 200,000 per 200,000 shares	RMB 200,000

2.2         The Pledger undertakes that he shall record the equity pledge arrangement hereunder (the “Equity Pledge”) in the register of shareholders of the Company on the date of the execution of this Agreement, and shall register the Equity Pledge at the administration for industry and commerce where the Company is registered within a time period agreed upon by the Parties. The Pledger shall provide the Pledgee with a certificate of registration of the aforesaid Equity Pledge in the register of shareholders of the Company to the satisfaction of the Pledgee.

2.3         During the valid term of this Agreement, unless attributable to the Pledgee’s willful conduct or the Pledgee’s gross negligence with direct causation to the consequence, the Pledgee shall not be held liable to any reduction in the value of the Pledged Equity, and the Pledger shall have no right to claim any compensation or to make other requests in any way against the Pledgee.

2.4         Without breaching the provisions of the above-mentioned Article 2.3, if there is any probability that the value of the Pledged Equity will be notably reduce which is sufficient to prejudice the rights of the Pledgee, the Pledgee may at any time auction or sell the Pledged Equity on behalf of the Pledger, and reach an agreement with the Pledger to use the proceeds from such auction or sales to prepay the Secured Debts or to withdraw and deposit such proceeds with the notary office in the place where the Pledgee is domiciled (all expenses so incurred shall be assumed by the Pledgee).

2.5         Upon occurrence of any Event of Default, the Pledgee has the right to dispose of the Pledged Equity in accordance with Article 4 of this Agreement.

2.6         The Pledger may increase the registered capital of the Company with the Pledgee’s prior consent. If the Pledger subscribes for the increased registered capital of the Company, the Pledger shall, as required by the Pledgee, execute relevant equity pledge agreement for the pledge of the increased registered capital of the Company, and go through the formalities for equity pledge correspondingly.

2.7         The Pledger shall not distribute dividends or capital bonus (whether formed before or after the execution of this Agreement) from the Equity Interest without prior written consent of the Pledgee. The dividends or capital bonus (whether formed before or after the execution of this Agreement) distributed from the Pledged Equity received by the Pledger shall be deposited into an account designated and supervised by the Pledgee and shall be used to discharge the Secured Debts prior and in preference to making any other payment.

2.8         The Pledgee shall have the right to dispose of any of the Pledged Equity of Pledger in accordance with this Agreement after the occurrence of any Event of Default.

Article 3 Release of Pledge

After the Pledger and the Company have fully and completely performed all of the Contractual Obligations and discharged all of the Secured Debts, the Pledgee shall, upon the Pledger’s request, release the Equity Pledge under this Agreement and cooperate with the Pledger to cancel the registration of the Equity Pledge on the Company’s register of shareholders. The Pledgee shall assume the reasonable expenses arising out of the release of the Equity Pledge.

Article 4 Disposal of Pledged Equity

4.1         The Pledger and the Pledgee hereby agree that in case of the occurrence of any Event of Default, the Pledgee shall have the right to, by notifying the Pledger in writing, exercise all the remedial rights and power as prescribed by PRC Law, the Transaction Agreements and the provisions of this Agreement, including but not limited to being compensated in first priority with proceeds from auctions or sales of the Pledged Equity. The Pledgee shall not be held liable to any loss caused by its reasonable exercise of such rights and power.

4.2         The Pledgee shall have the right to delegate in writing its lawyers or other agents to exercise all or any part of its rights and power above, and the Pledger shall not raise any objection thereto.

4.3         The Pledger shall assume the reasonable expenses arising from the Pledgee's exercise of any or all of the above-mentioned rights and power; the Pledgee has the right to deduct such expenses from the proceeds gained from its exercise of such rights and power.

4.4         The proceeds gained from the Pledgee’s exercise of its rights and power shall be settled in accordance with the following order:

firstly, to pay all expenses arising out of the disposal of the Pledged Equity and the Pledgee’s exercise of its rights and power (including but not limited to court expenses and the remuneration paid to its lawyers and agents);

secondly, to pay the taxes and charges payable for the disposal of the Pledged Equity; and

thirdly, to repay the Secured Debts to the Pledgee.

If any balance remains after the deduction of the above amounts, the Pledgee shall return the balance to the Pledger or any other person entitled to such amount pursuant to relevant laws and regulations, or deposit such amount with the notary office in the place where the Pledgee is domiciled (all expenses so incurred shall be assumed by the Pledger).

4.5         The Pledgee has the discretion to, simultaneously or in certain sequence, exercise any remedies for defaults that it is entitled to. The Pledgee may exercise its rights to auction or sell the Pledged Equity under this Agreement without first exercising any other remedies for defaults.

Article 5 Costs and Expenses

All actual expenses related to the creation of the Equity Pledge under this Agreement, including but not limited to stamp duty, any other taxes and all legal fees, etc., shall be assumed by the Pledgee.

Article 6 Continuity and No Waiver

The Equity Pledge created under this Agreement is a continuing assurance, which shall be valid until the Contractual Obligations are fully performed or the Secured Debts are fully discharged. No waiver or grace period of any default of the Pledger given by the Pledgee, nor the Pledgee’s delay in performance of any of its rights under the Transaction Agreements and this Agreement, shall affect the rights of the Pledgee under this Agreement, the Transaction Agreements and the relevant PRC Law to require, at any time thereafter, the Pledger to strictly implement the Transaction Agreements and this Agreement, or the rights that the Pledgee is entitled to with respect to the Pledger’s subsequent breach of the Transaction Agreements and/or this Agreement.

Article 7 Representations and Warranties

The Pledger represents and warrants to the Pledgee as follows:

7.1         He/she is a PRC citizen with full capacity of action, full and independent legal status, and legal capacity, and is capable of acting independently as a subject of proceedings.

7.2         He/she has full capacity and power to execute and deliver this Agreement and all other documents to be executed by him/her in relation to the transaction referred to in this Agreement, and to complete the transaction referred to in this Agreement.

7.3         All the reports, documents and information related to the Pledger and all the matters required under this Agreement provided to the Pledgee by the Pledger prior to the effective date of this Agreement are true and accurate in all material respects as of the effective date of this Agreement.

7.4         All the reports, documents and information related to the Pledger and all the matters required under this Agreement provided to the Pledgee by the Pledger prior to the effective date of this Agreement are true, accurate and effective in all material respects at the time of provision.

7.5         On the effective date of the Agreement, the Pledger is the sole legal and beneficial owners of the Pledged Equity and have the right to dispose of the Pledged Equity or any part of it. There is no existing dispute with respect to the ownership of the Pledged Equity.

7.6         Except the security interests created over the Pledged Equity under this Agreement and the rights created under the Transaction Agreements, there are no other security interests or third party rights over the Pledged Equity.

7.7         The Pledged Equity can be legally pledged and transferred, and the Pledger has full rights and power to pledge the Pledged Equity to the Pledgee in accordance with the provisions of this Agreement.

7.8         This Agreement, upon due execution by the Pledger, constitutes the lawful, valid and binding obligations on the Pledger.

7.9         All third party approvals, permits, waivers and authorizations, all approvals, permits and waivers from any governmental authorities, and all registration or filing formalities with any government authorities (if legally required), which are required with respect to the execution and performance of this Agreement and the Equity Pledge under this Agreement, have been obtained or conducted, and will be fully effective during the valid term of this Agreement.

7.10       The execution and performance of this Agreement by the Pledger does not violate or conflict with any laws applicable thereto, any agreement, any court judgment, any arbitration award or any decision of administrative authorities to which it is a party or by which its assets is bound.

7.11       The pledge under this Agreement constitutes the first priority security interest over the Pledged Equity with the first priority.

7.12       All taxes and expenses payable for obtainment of the Pledged Equity have been paid by the Pledger in full.

7.13       There is no pending or, to the knowledge of the Pledger, imminent lawsuit, legal proceeding or claim at any court or arbitration tribunal against the Pledger, their property or the Pledged Equity, or any pending or, to the knowledge of the Pledger, imminent lawsuit, legal proceeding or claim at any government agency or administrative authority against the Pledger, their property or the Pledged Equity, that will have material or adverse effect on the financial conditions of the Pledger or their abilities to perform their obligations and security liabilities under this Agreement.

7.14       The Pledger hereby undertakes to the Pledgee that the above representations and warranties are true and accurate and will be fully complied with under any circumstance and at any time before the Contractual Obligations are performed in full or the Secured Debts are discharged in full.

Article 8 Pledger’s Undertakings

The Pledger hereby jointly and severally undertakes to the Pledgee as follows:

8.1         Without prior written consent of the Pledgee, the Pledger shall not create, or allow to be created, any new pledge or any other security interests over the Pledged Equity. Any pledge or other security interest created over all or any part of the Pledged Equity without prior written consent of the Pledgee shall be invalid.

8.2         Without prior written notice to and prior written consent from the Pledgee, the Pledger shall not transfer the Pledged Equity and all activities of the Pledger to transfer the Pledged Equity shall be invalid. The proceeds obtained from the Pledger’s transfer of the Pledged Equity shall be used first to prepay the Secured Debts to the Pledgee or to be deposited with a third party as agreed with the Pledgee. In case Pledger transfers the Pledged Equity held by it with prior written consent from the Pledgee, the Pledged Equity held by other Pledger shall continue to be bound by the Agreement without being adversely affected.

8.3         In the event of occurrence of any lawsuit, arbitration or other claim which may have adverse effect on the interests of the Pledger or the Pledgee under the Transaction Agreements and this Agreement or on the Pledged Equity, the Pledger undertakes to notify the Pledgee in writing as soon as possible and in a timely manner, and, as reasonably required by the Pledgee, to take all necessary measures to ensure the pledge interest of the Pledgee over the Pledged Equity.

8.4         The Pledger shall not take, or allow to be taken, any activity or action which may have adverse effect on the Pledgee’s interest under the Transaction Agreements and this Agreement or on the Pledged Equity.

8.5         The Pledger undertakes to, as reasonably required by the Pledgee, take all necessary measures and execute all necessary documents (including but not limited to any supplemental agreement to this Agreement) to ensure the pledge interest of the Pledgee over the Pledged Equity and the exercise and realization thereof.

8.6         If the exercise of the right of pledge under this Agreement will result in the transfer of any Pledged Equity, the Pledger undertakes to take all measures to complete such transfer.

Article 9 Change of Circumstances

As supplement and not in conflict with the Transaction Agreements and other provisions of this Agreement, if at any time, due to the promulgation or change of any PRC Law, or the change of interpretation or application of such PRC Law, or the change of relevant registration procedures, the Pledgee believes that it is illegal or in conflict with such PRC Law, to keep this Agreement effective and/or to dispose of the Pledged Equity in accordance with this Agreement, the Pledger shall promptly take any action and/or execute any agreement or other document upon written instruction by the Pledgee and as reasonably required by the Pledgee, so as to:

(1)   keep this Agreement effective;

(2)   facilitate the disposal of the Pledged Equity in accordance with this Agreement; and/or

(3)   keep or realize the security created or intended by this Agreement.

Article 10 Effectiveness and Term of this Agreement

10.1       This Agreement shall come into effect upon the satisfaction of all of the following conditions:

(1) this Agreement has been duly executed by the Parties;

(2)  the Equity Pledge under this Agreement has been legally recorded in the register of shareholders of the Company.

10.2       The term of this Agreement shall end upon the full performance of the Contractual Obligations or upon the full discharge of the Secured Debts.

Article 11 Notices

11.1       All notices between the Parties in connection with the performance of the rights and obligations under this Agreement shall be made in writing and shall be delivered in person, by registered mail, postage prepaid mail, recognized express mail, facsimile to the party concerned.

11.2       If any of such notices or other correspondences is transmitted by facsimile or telex, it shall be deemed delivered immediately upon transmission; if delivered in person, it shall be deemed delivered at the time of delivery; if sent by post, it shall be deemed delivered five (5) days after dispatch.

Article 12 Miscellaneous

12.1       Without consent of the Pledger, the Pledgee may transfer its rights and/or obligations hereunder to any third party upon notifying the Pledger, however, the Pledger may not transfer its rights, obligations and/or liabilities hereunder to any third party without the prior written consent of the Pledgee. The successors or permitted assignees (if any) of the Pledger shall continue to perform the respective obligations of the Pledger under this Agreement.

12.2       This Agreement is made in duplicate (2 copies), with one (1) original to be retained by each Party hereto. More originals may be executed (when necessary) for the purpose of registration or filing formalities.

12.3       The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Law.

12.4       Any dispute arising out of or relating to this Agreement shall be settled through amicable negotiations between the Parties. If any dispute cannot be resolved through negotiations within thirty (30) days, the dispute shall be referred to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the commission's arbitration rules. The seat of arbitration shall be Shanghai. The arbitration award shall be final and binding upon the Parties. After the arbitration award takes effect, any party shall have the right to submit an application to a court with jurisdiction for enforcement of the arbitration award. The competent court shall have the right to grant a provisional remedy on request by the disputing party, such as a judgment or an order to seize or freeze the breaching party's properties or equity shares.

12.5       Any right, power or remedy granted to a Party by any provision of this Agreement shall not preclude the Party from any right, power or remedy granted by other provisions of this Agreement, and any exercise of any right, power and remedy by a Party shall not preclude the Party from exercising other rights, power and remedies.

12.6       No failure or delay by any Party in exercising any right, power or remedy (the

“Said Party’s Rights”) provided by law or under this Agreement shall constitute a waiver of the Said Party’s Rights and no single or partial waiver of any Said Party’s Rights shall preclude the exercise of any Said Party Rights in other means or the exercise of any other Said Party’s Rights.

12.7       The headings hereof have been inserted for convenience of reference only, under no circumstances shall such headings be construed to affect the meaning, construction or effect of this Agreement.

12.8       The provisions of this Agreement are severable and independent to one another. If at any time one or several articles herein shall be deemed invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

12.9       Any amendments or supplements to this Agreement shall be made in writing. Except for the assignment by the Pledgee of its rights hereunder pursuant to Article 12.1, the amendments or supplements to this Agreement shall take effect only upon the due execution by the Parties to this Agreement.

12.10     Subject to the provisions in the above-mentioned Article 12.1, this Agreement shall be binding on the legal successors of the Parties.

12.11     Upon request of the Pledgee, the Pledger shall execute a power of attorney (the “Power of Attorney”, refer to Exhibit 2 of this Agreement) to authorize any person designated by the Pledgee (the “Trustee”) to execute on the Pledger’s behalf pursuant to this Agreement any and all legal documents necessary for the exercise of the Pledgee’s rights hereunder. Such Power of Attorney shall be delivered to the Pledgee to keep once executed and, when necessary, the Pledgee may at any time submit the Power of Attorney to the relevant government authorities. When and only when the Pledgee issues a written notice to the Pledger to dismiss and replace the Trustee shall the Pledger immediately revoke the entrustment of the existing Trustee under this Agreement and entrust another Trustee designated by the Pledgee at the time to execute any and all necessary legal documents on behalf of the Pledger in accordance with the stipulations of this Agreement; the new Power of Attorney shall replace the original Power of Attorney once made. Under no other circumstances shall the Pledger revoke the Power of Attorney to the Trustee.

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[Signature page]

In witness whereof, this Equity Pledge Agreement is executed by and between the following parties on the date and at the place first above written.

Chen Liang

Signature:	/s/ Chen Liang

GDS (Shanghai) Investment Co., Ltd.
(Seal)

Signature:	/s/ Huang Wei

Name:	Huang Wei
Title:	Legal Representative

Signature page of Equity Pledge Agreement

Exhibit 1:

Company Profile

Company Name: Shanghai Xinwan Enterprise Management Co., Ltd.

Registered Address: Room 207, 2rd Floor, Building 2, 255 Meisheng Road, China (Shanghai) Pilot Free Trade Zone, China

Registered Capital: RMB 1,000,000

Legal Representative: Chen Yilin

Share Structure:

Shareholder’s/Pledger's name	Share of Registered Capital	Proportion of Capital Contribution
Li Wenfeng	RMB 200,000	20%
Chen Yilin	RMB 200,000	20%
Liang Yan	RMB 200,000	20%
Chen Liang	RMB 200,000	20%
Wang Qi	RMB 200,000	20%

Fiscal Year: January 1 to December 31

Exhibit 1 Equity Pledge Agreement

Exhibit 2

Format of Power of Attorney

I, ___________, hereby irrevocably entrust___________[ID Card No.: ________________], as my trustee, to execute the legal documents in connection with the exercise of the shareholder's rights (including but not limited to the transfer of such shares, excluding the attendance of shareholder's meetings of the Company and the exercise of voting right of shareholder in such meetings) corresponding to all the shares I hold in Shanghai Xinwan Enterprise Management Co., Ltd. .

Signature:

Date

Exhibit 2 Power of Attorney